Exhibit 99.2

BeiGene Presents Clinical Data on BRUKINSA® (Zanubrutinib) in B-Cell Malignancies and Waldenström’s
Macroglobulinemia at the 62nd ASH Annual Meeting

In previously treated patients with B-cell malignancies who were intolerant to other BTK inhibitors, adverse events were unlikely to recur on zanubrutinib with responses maintained or improved compared to prior treatment

Zanubrutinib demonstrated deep and durable responses in relapsed/refractory Waldenström’s Macroglobulinemia
Patients in a pivotal Phase 2 trial in China; data submitted for regulatory approval in China

CAMBRIDGE, Mass. and BEIJING, China – December 7, 2020 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today presented clinical data on its BTK inhibitor BRUKINSA® (zanubrutinib) in two posters at the 62nd American Society for Hematology (ASH) Annual Meeting, including results from a Phase 2 trial in patients with relapsed/refractory (R/R) B-cell malignancies who were intolerant to ibrutinib and/or acalabrutinib and the first results from a pivotal Phase 2 trial in patients with R/R Waldenström’s Macroglobulinemia (WM) that were included in a supplemental new drug application of BRUKINSA currently under priority review in China.

“Tolerability of treatments for B-cell malignancies is an important consideration with BTK inhibition, and BRUKINSA was designed with that in mind to maximize BTK occupancy and minimize off-target effects. Following on the results of the Phase 3 ASPEN trial, in which BRUKINSA demonstrated advantages in safety and tolerability compared to ibrutinib in patients with WM, we’re excited to learn from the Phase 2 trial that BRUKINSA was tolerable and showed activity in patients who discontinued treatment with ibrutinib and/or acalabrutinib due to adverse events,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “Additionally, we reported data from our pivotal Phase 2 trial in China in patients with relapsed/refractory WM, which showed deep responses in a difficult-to-treat patient population. With a growing clinical development team across the globe, we look forward to continuing to advance our clinical program for BRUKINSA.”

For more information on BeiGene’s clinical program and company updates, please visit BeiGene’s virtual booth at this year’s ASH Annual Meeting at http://www.beigenevirtualexperience.com.

Phase 2 Trial of Zanubrutinib in Patients with Previously Treated B-Cell Malignancies Intolerant to Ibrutinib and/or Acalabrutinib

Abstract 2947

This single-arm, open-label, multicenter Phase 2 trial in the U.S. (NCT04116437) was designed to evaluate the safety and efficacy of BRUKINSA in patients with previously treated B-cell malignancies who were intolerant to prior treatment with ibrutinib and/or acalabrutinib. The primary endpoint of safety was assessed by the recurrence and the change in severity of adverse events (AEs) compared to patients’ intolerance AE profile to ibrutinib and/or acalabrutinib. Secondary endpoints included investigator-assessed overall response rate (ORR), investigator-assessed progression-free survival (PFS) and patient-reported outcomes. A total of 60 patients with chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), WM, mantle cell lymphoma (MCL) or marginal zone lymphoma (MZL) intolerant to ibrutinib and/or acalabrutinib were enrolled in this trial.
“BTK inhibitors are an emerging standard of care in B-cell malignancies, but off-target effects have been implicated in adverse events – the most common reason for treatment discontinuation. Data from 32 evaluable patients in this trial demonstrated that some intolerable adverse events that patients experienced on other BTK inhibitors did not recur with zanubrutinib treatment, and that it was generally well-tolerated among these patients,” commented Mazyar Shadman, M.D., MPH, Associate Professor of Clinical Research Division at Fred Hutchinson Cancer Research Center and Assistant Professor of Oncology at University of Washington.

At the data cutoff on August 28, 2020, with a median zanubrutinib exposure of 3.5 months, safety results from 32 evaluable patients included:

•In 32 patients previously treated with and intolerant to ibrutinib, there were 66 intolerant events, 58 (88%) of which did not recur with zanubrutinib treatment; of the eight intolerant events that recurred, seven recurred at a lower grade in severity and one at the same grade;
•In two patients previously treated with and intolerant to acalabrutinib, there were four intolerant events, two of which did not recur (both arthralgia) with zanubrutinib treatment; of the two intolerant events that recurred, one recurred at a lower grade in severity and one at the same grade;
•Of the 25 Grade 3 intolerant events on ibrutinib and/or acalabrutinib, 23 did not recur with zanubrutinib treatment;
•Of the four Grade 4 intolerant events, which were neutropenia (n=2), increased alanine aminotransferase (ALT) (n=1), and increased aspartate aminotransferase (AST) (n=1), none recurred with zanubrutinib treatment;
•26 patients experienced at least one AE of any grade on zanubrutinib, with the most common (≥10.0%) being myalgia (21.9%), contusion (18.8%), cough (15.6%), dizziness (15.6%), and fatigue (12.5%);
•Eight patients experienced bleeding events on zanubrutinib, all in low-grade severity;
•Atrial fibrillation did not recur in six patients who were intolerant to ibrutinib due to atrial fibrillation. Atrial fibrillation and flutter recurred in one patient (3.1%) who was previously treated with and intolerant to ibrutinib at a lower severity (Grade 2 on zanubrutinib vs. Grade 3 on ibrutinib) with a shorter duration (3 days on zanubrutinib vs. 14 days on ibrutinib);

•Three patients experienced at least one Grade ≥3 AE, including neutropenia (n=2) and syncope (n=1); and
•No serious adverse events (SAEs) or treatment discontinuation due to AEs were reported.

Among the 18 patients who were evaluable for response at the time of data cutoff (13 for CLL, 4 for SLL and 1 for MCL), 17 maintained (n=8) or improved (n=9) responses on zanubrutinib. With the median time to first response being 12.6 weeks, the ORR was 50%, including six (33.3%) PRs and three (16.7%) PRs with lymphocytosis.

Pivotal Phase 2 Trial of Zanubrutinib in Patients with R/R WM in China

Abstract 2940

Data from this single-arm, open-label, multicenter, pivotal Phase 2 trial (NCT03332173) showed that R/R WM patients in China were able to achieve deep, quick, and durable responses on zanubrutinib. A total of 44 patients were enrolled in the trial, including 20 with high risk and 13 with intermediate risk based on WM prognostic scoring, and 43 patients were evaluable for efficacy.

“From the results of the BGB-3111-210 trial, we were encouraged to see a major response rate of nearly 70 percent and a median time to major response under three months, which means zanubrutinib was able to quickly induce deep responses in these WM patients, most of whom were determined to have intermediate to high risks based on the prognostic score,” said Lugui Qiu, M.D., Director at Department of Lymphoma in Chinese Academy of Medical Sciences Blood Diseases Hospital and leading Principal Investigator of the trial. “Zanubrutinib also demonstrated a safety profile consistent with previous reports in WM. We hope this BTK inhibitor will become a new effective treatment option for WM patients in China in the near future.”

At the data cutoff on August 31, 2019, 27 patients remained on study treatment. With a median follow-up time of 18.58 months, results included:

•Major response rate (MRR), defined as partial response or better, was 69.8% (95% CI: 53.9, 82.8), including 32.6% very good partial responses (VGPRs) and 37.2% partial responses (PRs); ORR, defined as minor response or better, was 79.1% (95% CI: 64.0, 90.0);
•The median time to VGPR and overall response was 2.87 months and 2.76 months, respectively;
•Median progression free survival (PFS) and duration of major response (DOMR) were not reached;
•The most common (≥20.0%) treatment-emergent adverse events (TEAEs) of any grade were decreased neutrophil count (56.8%), decreased platelet count (29.5%), decreased white blood cell count (27.3%), upper respiratory tract infection (27.3%), diarrhea (25.0%), weight increase (20.5%), and arthralgia (20.5%);
•72.7% of patients experienced at least one Grade ≥3 TEAE, with the most common (≥10.0%) being decreased neutrophil count (31.8%), decreased platelet count (20.5%), lung infection (13.6%), and decreased white blood cell count (11.4%);
•50.0% of patients experienced at least one serious TEAE and 11.4% of patients discontinued treatment due to TEAEs; and
•4.5% of patients experienced a fatal TEAE, with one patient caused by multiple organ dysfunction syndrome and acute hepatitis B, and the other one being death with unknown reason, which was considered by investigator to be caused by progression of WM and accompanying respiratory failure.

About BRUKINSA® (zanubrutinib)

BRUKINSA (zanubrutinib) is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK), discovered by BeiGene scientists, that is currently being evaluated globally in a broad pivotal clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies.

BRUKINSA was approved by the U.S. FDA in November 2019 to treat adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

BRUKINSA was approved in China in June 2020 for the treatment of MCL in adult patients who have received at least one prior therapy and the treatment of CLL/SLL in adult patients who have received at least one prior therapy. A supplemental new drug application (sNDA) of BRUKINSA in patients with relapsed/refractory Waldenström’s macroglobulinemia (WM) has been accepted by the Center for Drug Evaluation (CDE) of the NMPA and is currently under priority review.

A marketing authorization application (MAA) for BRUKINSA for the treatment of patients with WM who have received at least one prior therapy or as first-line treatment for patients unsuitable for chemo-immunotherapy has been accepted by the European Medicines Agency (EMA).

In addition, multiple regulatory filings of BRUKINSA have been accepted in other countries and are currently under review.

BRUKINSA is not approved outside of the United States and China.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher bleeding events including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 2% of patients treated with BRUKINSA monotherapy. Bleeding events of any grade, including purpura and petechiae, occurred in 50% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 23% of patients treated with BRUKINSA monotherapy. The most common Grade 3 or higher infection was pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (27%), thrombocytopenia (10%), and anemia (8%) based on laboratory measurements, were reported in patients treated with BRUKINSA monotherapy.

Monitor complete blood counts during treatment and treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 9% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was skin cancer (basal cell carcinoma and squamous cell carcinoma of skin), reported in 6% of patients. Advise patients to use sun protection.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter have occurred in 2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 0.6% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity
Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity, including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for at least 1 week after the last dose. Advise men to avoid fathering a child during treatment and for at least 1 week after the last dose. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse Reactions

The most common adverse reactions in > 10% of patients who received BRUKINSA were neutrophil count decreased (53%), platelet count decreased (39%), upper respiratory tract infection (38%), white blood cell count decreased (30%), hemoglobin decreased (29%), rash (25%), bruising (23%), diarrhea (20%), cough (20%), musculoskeletal pain (19%), pneumonia (18%), urinary tract infection (13%), hematuria (12%), fatigue (11%), constipation (11%), and hemorrhage (10%). The most frequent serious adverse reactions were pneumonia (11%) and hemorrhage (5%).

Of the 118 patients with MCL treated with BRUKINSA, 8 (7%) patients discontinued treatment due to adverse reactions in the trials. The most frequent adverse reaction leading to treatment discontinuation was pneumonia (3.4%). One (0.8%) patient experienced an adverse reaction leading to dose reduction (hepatitis B).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For co-administration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid co-administration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment:  The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

INDICATION

BRUKINSA is a kinase inhibitor indicated for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,700+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding promising clinical results from trials of BRUKINSA (zanubrutinib) and BeiGene’s further advancement of, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA (zanubrutinib). Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact

Craig West	Liza Heapes or Vivian Ni
+1 857-302-5189	+1 857-302-5663 or +1 857-302-7596
ir@beigene.com	media@beigene.com